Exhibit 99.1

SIGNATURE

Blackstone Private Multi-Asset Credit and Income Fund		08/24/2026

By:	/s/ Lucie Enns
Name:	Lucie Enns
Title:	Chief Legal Officer

Blackstone Private Credit Strategies LLC		08/24/2026

By:	/s/ Lucie Enns
Name:	Lucie Enns
Title:	Authorized Signatory